Exhibit 10.1

Praxis Precision Medicines, Inc. 99 High Street, 30th Floor Boston, MA 02110 www.praxismedicines.com

Privileged and Confidential

March 21, 2023

Nicole Sweeny

Re: Separation Letter Agreement

Dear Nicole,

This letter confirms (1) the termination of your employment relationship with Praxis Precision Medicines, Inc. (“Praxis”), and (2) your separation from Praxis (the “Agreement”). This Agreement outlines the parties’ formal separation.

You acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, Praxis is not admitting in any way that it violated any legal obligation that is or was owed to you.

With those understandings, the parties agree as follows:

1.	Separation from Employment

This confirms that your employment with Praxis is ending effective on March 31, 2023 (the “Separation Date”). Praxis shall pay you (a) all wages that are due to you up to and through the Separation Date, (b) any expense reimbursements owed to you in accordance with the Praxis’ expense reimbursement policy and (c) any amount accrued and arising from your participation in, or benefits accrued under any employee benefit plans, programs or arrangements of Praxis, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. If you apply to the Massachusetts Department of Unemployment Assistance for unemployment compensation benefits under state law, Praxis shall not dispute your eligibility for such benefits. This shall not affect Praxis’ obligation to respond truthfully to governmental agency requests for information related to unemployment compensation eligibility.

2.	Severance Benefits

(a)           Severance Pay. Based on your adherence to the covenants, representations, warranties and obligations set forth in this Agreement, Praxis agrees to pay you separation payments of $337,500.00 (“Severance Pay”), consisting of 9 months of salary. The Severance Pay will be paid to you in substantially equal installments on Praxis’ normal payroll schedule over the 9 month period following the Separation Date, beginning on the first payroll after the Effective Date of this Agreement, which initial payment shall include any amounts that otherwise would have been paid to prior to such first payroll date. The Severance Pay shall be subject to applicable deductions and withholdings. You will not receive any additional compensation from Praxis other than that which is specified herein.

(b)           Health Benefits. If you elect COBRA continuation coverage, Praxis shall pay the same portion of premiums that it pays for active employees, for the same level of group coverage as in effect for you on the Separation Date, until the earliest of the following: (i) 9 months following the Separation Date; (ii) your eligibility for group coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for medical care. You will be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed. You agree to notify Praxis promptly if you become eligible for group coverage through another employer. You also agree to respond promptly and fully to Praxis regarding any reasonable requests for information concerning your eligibility for such coverage. You may continue coverage after the end of the Severance Pay period at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility. Notwithstanding the foregoing, if Praxis determines at any time that its payments pursuant to this subsection may be taxable income to you, it may convert such payments to payroll payments directly to you on Praxis' regular payroll dates, which shall be subject to tax-related deductions and withholdings. If Praxis determines that it cannot provide for COBRA coverage, it shall make such Special Cash Payments as described in Section 5.2(b) of your Employment Agreement.

3.	Continuing Obligations

You acknowledge that your obligations under your Employee Confidentiality, Assignment, and Nonsolicitation Agreement, executed by you on July 20, 2020 (“Confidentiality Agreement”), shall continue in full force and effect, including without limitation, your obligations to maintain the confidentiality of Proprietary Information as defined in the Confidentiality Agreement, to promptly return documents, and other property of Praxis and/or its affiliates, and to comply with your ongoing obligations regarding non-solicitation. A copy of the Confidentiality Agreement is attached as Exhibit A. You also acknowledge that your obligations regarding non-competition under your Noncompetition Agreement, attached hereto as Exhibit B, shall continue in full force and effect. Further, the Parties agree to incorporate into this Agreement the obligations further set out and attached hereto as Exhibit C with respect to non-solicitation obligations following the Separation Date (such obligations, together with the obligations set forth in Exhibit A and Exhibit B, the “Restrictive Covenants”). You further reaffirm and agree that you have at all times complied with and/or will continue to comply with the Restrictive Covenants.

4.	Release of Claims

In consideration of the Severance Pay, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge Praxis, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all suits, claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claim(s)”) that, as of the Separation Date, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company or the separation thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, and any claims:

•	relating to your employment by and ending of employment with Praxis;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	any claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d);

•	the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.;

•	The Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq. (“ADEA”);

•	the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.;

•	the False Claims Act , 31 U.S.C. § 3729 et seq.;

•	the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.;

•	the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.;

•	the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.;

•	the Sarbanes-Oxley Act of 2002;

•	the Massachusetts Law Against Discrimination, G.L. c. 151B, as amended;

•	the Massachusetts Equal Rights Act, G.L. c. 93, as amended;

•	the Massachusetts Civil Rights Act, G.L. c. 12, as amended;

•	the Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended;

•	the Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C;

•	the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.;

•	the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.;

•	the Massachusetts Workers’ Compensation Act, G.L. c. 152, § 75B;

•	the Massachusetts Small Necessities Act, G.L. c. 149, § 52D;

•	the Massachusetts Equal Pay Act, G.L. c. 149, § 105A-C;

•	the Massachusetts Equal Rights for the Elderly and Disabled, G.L. c. 93, § 103;

•	the Massachusetts AIDS Testing statute, G.L. c. 111, §70F;

•	the Massachusetts Consumer Protection Act, G.L. c. 93A;

•	Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149, §52E, as amended;

•	the Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 148C;

•	the Massachusetts Paid Family and Medical Leave Act, M.G.L. c.175M et seq.;

•	the Massachusetts Parental Leave Act, G.L. c. 149, § 105D;

•	the Massachusetts Age Discrimination Law, G.L. c. 149 §24 A et seq.;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148- lS0C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief or attorney’s fees;

provided, however, that this release shall not affect your vested rights under Praxis' Section 401(k) plan, your vested stock option or other stock-based awards under Praxis’ equity incentive plans (“Stock Option Documents”) or your rights under this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney's fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to Praxis to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

You acknowledge that you have been provided with all time off afforded to you under the law. You also acknowledge and agree that you have been paid all compensation you earned by virtue of your employment with Praxis. The Severance Pay is made in full satisfaction of any and all Claims for salary, wages, overtime, bonuses, commissions, vacation pay, paid time off, severance pay, bonus pay, incentive pay, or any other compensation or benefits to which you are or may claim to be entitled.

5.	Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means any allegations of wrongful conduct by Praxis or any of its representatives, the negotiations leading to this Agreement and the existence and terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, provided that they first agree for the benefit of Praxis, to keep Agreement-Related Information confidential. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide Praxis with advance written notice and a reasonable opportunity to contest such subpoena or court order and that you share only the amount of Agreement-Related Information necessary to comply with such subpoena or duly issued court order.

6	Non-Disparagement

You agree not to make any disparaging statements concerning Praxis or any of its affiliates or subsidiaries, products, services or current or former directors, officers, employees, advisors, agents, successors and permitted assigns or subsidiaries of Praxis.

7.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to Praxis, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any Claim on your behalf, or if any other third party pursues any Claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action). In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Confidentiality Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Neither the non-disclosure nor the non-disparagement obligations of this Agreement in any way limit your right, where applicable, to file or participate in an investigative proceeding conducted by the Equal Employment Opportunity Commission (EEOC) and/or Massachusetts Commission Against Discrimination (MCAD) and the National Labor Relations Board (NLRB) or other federal or state regulatory or law enforcement agency or in any way affect your obligation to testify truthfully in any legal proceeding.

8.	Other Provisions

(a)           Termination of Payments. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, Praxis shall have the right to terminate any payments or health benefits to you or for your benefit under this Agreement. The termination of such payments or health benefits in the event of your breach will not affect your continuing obligations under this Agreement.

(b)           Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of Praxis that are not captured herein.

(c)           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)           Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)           Relief. You agree that it would be difficult to measure any harm caused to Praxis that might result from any breach by you of your promises set forth in Sections 3, 4, 5, 6, 7, and 8 (the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, Praxis shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to Praxis and without the necessity of posting a bond. If Praxis prevails in any action to enforce any of the Specified Sections, then you also shall be liable to Praxis for reasonable attorney’s fees and costs incurred by Praxis in enforcing any of the Specified Sections, except as to claims under the Age Discrimination in Employment Act.

(f)            Governing Law; Venue; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. Any legal suit, action or proceeding arising out of or related to this Agreement shall be brought exclusively in the federal and state courts located in Boston, Massachusetts (and the appropriate appellate courts therefrom), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and irrevocably waives any objection based on inconvenient forum or lack of personal jurisdiction. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or Praxis or the “drafter” of all or any portion of this Agreement.

(g)           Entire Agreement. This Agreement constitutes the entire agreement between you and Praxis. This Agreement supersedes any previous agreements or understandings between you and Praxis, except the Stock Option Documents, the Confidentiality Agreement, the Nonsolicitation Agreement and any other obligations specifically preserved in this Agreement.

(h)           Acknowledgment of Waiver of Claims under ADEA. You understand and acknowledge that you are waiving and releasing any rights you may have under the ADEA, and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date you sign this Agreement. You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. Praxis advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for forty-five (45) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Alex Nemiroff, General Counsel at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Alex Nemiroff, General Counsel, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period.

This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

i)             Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signed copy of this Agreement, including by industry standard electronic signature software, delivered by facsimile, e-mail of a .pdf or other reliable means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed Agreement electronically or delivery by facsimile, e-mail of a .pdf or other reliable means of electronic transmission.

Please indicate your agreement to the terms of this Agreement by signing and returning to Praxis, the original or a PDF copy of this Agreement within the time period set forth above.

Sincerely,

/s/ Alex Nemiroff

Alex Nemiroff

General Counsel

PRAXIS PRECISION MEDICINES, INC.

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms and obligations. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

Read and Acknowledged

Signature:	/s/ Nicole Sweeny

Name: Nicole Sweeny

Date: 3/21/23

Enclosures

(Exhibit A): Confidentiality Agreement

(Exhibit B): Noncompetition Agreement

(Exhibit C): Additional Covenants regarding Non-solicitation

Exhibit A

Employee Confidentiality, Assignment and Nonsolicitation Agreement

[Intentionally omitted]

Exhibit B

Noncompetition Agreement

[Intentionally omitted]

Exhibit C

Additional Covenants

[Intentionally omitted]